Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
	Glenn Schaeffer	702-632-6710
	Les Martin	702-632-6820

Mandalay Resort Group Announces the

Convertibility of its Floating Rate Senior Debentures Due 2033

LAS VEGAS, NV—January 3, 2005—Mandalay Resort Group (NYSE: MBG) today announced that its $400 million original principal amount of Floating Rate Convertible Senior Debentures due 2033 that were issued pursuant to an Indenture between Mandalay and The Bank of New York, as trustee, dated as of March 21, 2003 (as supplemented on July 26, 2004) will be convertible during the calendar quarter ending March 31, 2005 pursuant to section 11.2 of the Indenture.  The Indenture provides that the debentures are convertible in a calendar quarter if the closing price of Mandalay’s common stock exceeds $68.76 per share (120% of the base conversion price) for at least 20 trading days of the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter, which was the case for the quarter ended December 31, 2004.  Consequently, holders of the debentures may convert the debentures into shares of the Mandalay’s common stock during the next calendar quarter (ending March 31, 2005) at the conversion rate in effect on the conversion date.

Mandalay is obligated to cash settle a number of shares of common stock equal to the base conversion rate in effect on the conversion date, provided, however, that the amount of cash that Mandalay will be required to pay to cash settle such shares shall not exceed $1,000 per debenture, or up to an aggregate of $400 million.  In the event that the conversion rate in effect on the conversion date is greater than the base conversion rate of 17.452 shares per $1,000 debenture, Mandalay has the right, but not the obligation, to cash settle all or a portion of any such additional shares in accordance with Section 11.6 of the Indenture.

In accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share, the dilutive effect of the debentures will be reflected in diluted earnings per share by application of the if-converted method. Accordingly, Mandalay will include additional shares on a weighted-average basis in its diluted earnings per common share calculation for the quarter and the fiscal year ending January 31, 2005.  For example, while each $1,000 debenture is convertible into 17.452 shares of Mandalay common stock based on the Base Conversion Price of $57.30, any such conversion must be settled in cash.  However, to the extent the price of Mandalay’s common stock exceeds $57.30, additional “incremental” shares may be issued up to a maximum of 14.2789 shares per $1,000 debenture.  It is these incremental shares that must be included in the computation of diluted earnings per share, even though Mandalay retains the right to also settle these shares in cash.  The dilutive impact of assuming conversion will be partially offset by the add-back of interest expense (net of income tax) related to the Debentures to net income in accordance with the if-converted method.

Mandalay Resort Group owns and operates 11 properties in Nevada:  Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson.  The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi.  The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

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